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                     November 4, 2020

       Lawrence Goodfield
       Chief Accounting Officer
       Drive Shack Inc.
       218 W. 18th Street, 3rd Floor
       New York, NY 10011

                                                        Re: Drive Shack Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 6, 2020
                                                            File No. 001-31458

       Dear Mr. Goodfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services